EXHIBIT 11


                              CAFE LA FRANCE, INC.

                          COMPUTATION OF LOSS PER SHARE

                          YEAR ENDED SEPTEMBER 29, 1996



                                                                                        1996

                                                                              Primary            Fully Diluted
Net loss applicable to common shares:                                      $(673,307)            $(673,307)
                                                                           ==========            ==========

Weighted average number of shares outstanding(1):
     Outstanding at beginning of period..................                   1,293,302             1,293,302
     Assumed exercise of stock options and warrants...                        128,833               128,833
                                                                           ----------            ----------
          Total...................................................          1,422,135             1,422,135
                                                                            =========             =========

Net loss per common share (2)                                              $    (.47)            $     (.47)
                                                                           ==========            ===========


--------------------------

(1) Pursuant to SEC Staff Accounting Bulletin 83, common stock options and warrants granted and shares issued during the 12 months immediately preceding the offering date at a price below the proposed offering price of the Company's initial public offering are reflected in the earnings per share calculation as if they had been outstanding for the full year (using the treasury stock method and the proposed initial public offering price).

(2)Prior to October 2, 1995, the Company elected S-corporation status and therefore was not subject to federal and state income taxes. Accordingly, earnings per share data has been presented only for the fiscal year ended September 29, 1996.